Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Summary Consolidated Financial Data,” “Selected Consolidated Financial Data,” “Change in Independent Registered Accounting Firm,”  “Experts” and to the use of our report dated April 3, 2013, in the Registration Statement (Form S-1) and related Prospectus of Tremor Video, Inc. dated May 23, 2013.

/s/ Ernst & Young LLP

New York, NY

May 22, 2013